Exhibit 5.1

[Letterhead of Fulbright & Jaworski L.L.P.]

February 3, 2006

National Medical Health Card Systems, Inc.

26 Harbor Park Drive

Port Washington, New York 11050

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), relating to 700,000 shares of common stock, par value $0.001 per share, (the “Shares”) issuable under the Company’s Amended and Restated 2000 Restricted Stock Grant Plan (the “Plan”).

As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the pursuant to the Plan and the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.